AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 2012

REGISTRATION NO. 333-161138 REGISTRATION NO. 333-157728 REGISTRATION NO. 333-135525 REGISTRATION NO. 333-115851 REGISTRATION NO. 333-38583
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161138
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157728
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-135525
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-115851
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-38583

UNDER THE SECURITIES ACT OF 1933

____________________________________________

Sun Healthcare Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-4230695
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

18831 Von Karman, Suite 400
Irvine, California, 92612
(Address, including zip code, of principal executive offices)

Sun Healthcare Group, Inc. 2009 Performance Incentive Plan
Sun Healthcare Group, Inc. Deferred Compensation Plan
Sun Healthcare Group, Inc. 2004 Equity Incentive Plan
Sun Healthcare Group, Inc. Amended and Restated 2002 Non-Employee Director Equity Incentive Plan
Sun Healthcare Group, Inc. 1997 Stock Incentive Plan
Sun Healthcare Group, Inc. 1997 Non-Employee Directors' Stock Plan
(Full title of the plan)

Michael Sherman
Senior Vice President, General Counsel
Genesis HealthCare LLC
101 East State Street
Kennett Square, Pennsylvania 19348
(Name and address of agent for service)

(610) 444-6350
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1. Registration Statement No. 333-161138, filed with the Securities and Exchange Commission on August 7, 2009, registering 4,078,830 shares of common stock, par value $0.01 per share (“Common Stock”), under the Sun Healthcare Group, Inc. 2009 Performance Incentive Plan.

2. Registration Statement No. 333-157728, filed with the Securities and Exchange Commission on March 5, 2009, registering $20,000,000 in deferred compensation obligations under the Sun Healthcare Group, Inc. Deferred Compensation Plan.

3. Registration Statement No. 333-135525, filed with the Securities and Exchange Commission on June 30, 2006, registering 3,500,000 shares of Common Stock under the Sun Healthcare Group, Inc. 2004 Equity Incentive Plan.

4. Registration Statement No. 333-115851, filed with the Securities and Exchange Commission on May 25, 2004, registering 1,940,000 shares of Common Stock under the Sun Healthcare Group, Inc. 2004 Equity Incentive Plan and the Sun Healthcare Group, Inc. Amended and Restated 2002 Non-Employee Director Equity Incentive Plan.
5. Registration Statement No. 333-38583, filed with the Securities and Exchange Commission on October 23, 1997, registering 4,900,000 shares of Common Stock under the Sun Healthcare Group, Inc. 1997 Stock Incentive Plan and the Sun Healthcare Group, Inc. 1997 Non-Employee Directors' Stock Plan.
On December 3, 2012, pursuant to the terms of the Agreement and Plan of Merger dated as of June 20, 2012, by and among Genesis HealthCare LLC, a Delaware limited liability company (“Parent”), Jam Acquisition LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Sun Healthcare Group, Inc., a Delaware corporation (the “Company”), Parent completed its acquisition of the Company via the merger, effective as of December 1, 2012, of Merger Sub with and into the Company (the “merger”) with the Company as the surviving corporation and as an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger, among other things, (i) each share of Common Stock outstanding immediately prior to the effective time of the Merger, other than those held by the Company (subject to certain exceptions) or directly or indirectly by Parent, and other than shares with respect to which appraisal rights have been properly exercised and perfected and not withdrawn, were converted automatically into the right to receive $8.50 in cash, without interest and less any applicable withholding tax; (ii) each option to purchase Common Stock outstanding and unexercised immediately prior to the effective time of the Merger was canceled and terminated and converted into the right to receive a cash payment equal to the product of the number of shares subject to such option multiplied by the excess of (x) $8.50 per share over (y) the exercise price per share of such option, without interest and less any applicable withholding tax; and (iii) each restricted stock unit of the Company was canceled and terminated and converted into the right to receive a cash payment equal to $8.50 per share of Common Stock then subject to such restricted stock unit, without interest and less any applicable withholding tax. As a result of the Merger, there is no longer any Common Stock outstanding and the offerings pursuant to the Registration Statements have been terminated.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with the undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered but unsold under the Registration Statements.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, Pennsylvania, on December 3, 2012.

SUN HEALTHCARE GROUP, INC.
(Registrant)

By: /s/ Thomas DiVittorio
Thomas DiVittorio
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

December 3, 2012	/s/ George V. Hager	Chief Executive Officer and Director
	George V. Hager	(Principal Executive Officer)

December 3, 2012	/s/Thomas DiVittorio	Chief Financial Officer and Director
	Thomas DiVittorio	(Principal Financial Officer and Principal Accounting Officer)

December 3, 2012	/s/ Robert A. Reitz	Director
Robert A. Reitz